Exhibit 23.1

May 13, 2021

Haynie & Company

1785 West 2320 South

Salt Lake City, Utah 84119

We are providing this letter in connection with your audits of the consolidated balance sheets of Ascent Solar Technologies, Inc. (the “Company”) as of December 31, 2020, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows and the related notes (collectively referred to as the “consolidated financial statements”) for each of the two years in the period ended December 31, 2020 for the purpose of expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Ascent Solar Technologies, Inc. in conformity with U.S. generally accepted accounting principles. We confirm that we are responsible for the fair presentation in the consolidated financial statements of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. We are also responsible for adopting sound accounting policies, establishing and maintaining internal control, and preventing and detecting fraud.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material if there is a substantial likelihood that they would be viewed by a reasonable investor as having significantly altered the “total mix” of information made available. An item that is monetarily small in amount could be considered material as a result of qualitative factors.

We confirm, to the best of our knowledge and belief, as of May 13, 2021, the following representations made to you during your audit.

1)

The consolidated financial statements referred to above are fairly presented in conformity with U.S. generally accepted accounting principles, and include all disclosures necessary for such fair presentation and disclosures required to be included therein by the laws and regulations to which the Company is subject.

2)	We have made available to you all—
a)	Financial records and related data, including the names of all related parties and all relationships and transactions, including any side agreements, with related parties.
b)	Minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.
3)	There have been no communications from the SEC or other regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.
4)	There are no material transactions that have not been properly recorded in the accounting records underlying the consolidated financial statements.
5)

We believe that the effects of the uncorrected financial statement misstatements summarized in the attached schedule are immaterial, both individually and in the aggregate, to the consolidated financial statements taken as a whole.

6)	We acknowledge our responsibility for the design and implementation of programs and controls to prevent and detect fraud.
7)	We have no knowledge of any fraud or suspected fraud affecting the Company involving:
a)	Management,

b)	Employees who have significant roles in internal control over financial reporting, or
c)	Others where the fraud could have a material effect on the financial statements.
8)

We have no knowledge of any allegations of fraud or suspected fraud affecting the Company’s consolidated financial statements received in communications from employees, former employees, analysts, regulators, or others.

9)	The Company has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.
10)	The following have been properly accounted for and adequately disclosed in the consolidated financial statements:
a)	Related-party relationships or transactions, including sales, purchases, loans, transfers, leasing arrangements, guarantees, and amounts receivable from or payable to related parties.
b)	Guarantees, whether written or oral, under which the Company is contingently liable.
c)	Significant estimates and material concentrations known to management that are required to be disclosed in accordance with FASB ASC 275, Risks and Uncertainties .
11)	There are no:
a)	Violations or possible violations of laws or regulations whose effect should be considered for disclosure in the consolidated financial statements or as a basis for recording a loss contingency.
b)	Unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in accordance with FASB ASC 450, Contingencies .
c)	Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by FASB ASC 450, Contingencies .
d)

Side agreements, implicit provisions, unstated customary business practices, or other arrangements (either written or oral) that affect the amount or timing of revenue reported in the consolidated financial statements and have not been disclosed to you.

12)	The Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets nor has any asset been pledged as collateral.
13)	The Company has complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.
14)

We have identified all accounting estimates that could be material to the consolidated financial statements, and we confirm the appropriateness of the methods and the consistency in their application, the accuracy and completeness of data, and the reasonableness of significant assumptions used by the Company in developing the accounting estimates reported in the consolidated financial statements.

15)

The Company has appropriately reconciled its general ledger accounts to their related supporting information. All related reconciling items considered to be material were identified and included on the reconciliations and were appropriately adjusted in the financial statements. All intracompany (and intercompany) accounts have been eliminated or appropriately measured and considered for disclosure in the financial statements.

16)	The Company does not owe the PCAOB outstanding past-due accounting support fees.
17)

Note 4 to the consolidated financial statements discloses all of the matters of which we are aware that are relevant to the Company’s ability to continue as a going concern, including significant conditions and events, and management’s plans.

18)

The Company utilized a third-party specialist to assist in specific valuation procedures related to derivative debt instruments. All inputs, estimates, and assumptions provided to, and by, the third-party valuation specialist were materially correct, to the best of management’s knowledge.

19)	The outstanding principal on the Stadium Management Promissory Note is $250,000. The Note is currently in default.

No events have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to, or disclosure in, the financial statements.

/s/ VICTOR LEE
Victor Lee
President and Chief Executive Officer

/s/ MICHAEL J. GILBRETH
Michael J. Gilbreth
Chief Financial Officer

/s/ KIM J. HUNTLEY
Kim J. Huntley
Audit Committee Chair